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                                                                  EXHIBIT (A)(5)

              [The Following Will Be Delivered by Electronic Mail]

October 1, 2001

             ANNOUNCEMENT OF OFFER TO EXCHANGE OUTSTANDING OPTIONS
     UNDER THE AVICI SYSTEMS INC. 2000 STOCK OPTION AND INCENTIVE PLAN AND
                THE AVICI SYSTEMS INC. 1997 STOCK INCENTIVE PLAN

   As a result of recent stock market volatility, many of our employees hold stock options with an exercise price that significantly exceeds the market price of our common stock. Because we recognize that the Avici Systems Inc. stock option plans may not currently be providing the intended performance and retention incentives for our valued employees, our compensation committee of the Board of Directors approved an option exchange program designed to provide you with the benefit of equity ownership and stock options that over time may have a greater potential to increase in value.

   Under this program, Avici Systems Inc. ("Avici") is offering to exchange your currently outstanding options under the 2000 Stock Option and Incentive Plan and the 1997 Stock Incentive Plan which have an exercise price per share of more than $5.00 for restricted stock and new options to be issued under the 2000 Stock Option and Incentive Plan.

   AVICI'S OFFER IS BEING MADE UNDER THE TERMS AND SUBJECT TO THE CONDITIONS OF AN OFFER TO EXCHANGE AND RELATED DOCUMENTS, A HARD COPY OF WHICH WILL ALSO BE DELIVERED TO THE EMPLOYEES OF AVICI. THESE MATERIALS WILL ALSO DESCRIBE ELIGIBILITY REQUIREMENTS AND WHAT YOU NEED TO DO IF YOU CHOOSE TO PARTICIPATE. I ENCOURAGE YOU TO REVIEW THE MATERIAL IN DETAIL AND CONSIDER YOUR DECISION CAREFULLY BEFORE YOU DECIDE TO TENDER ANY OF YOUR OPTIONS.

   The Offer to Exchange and related documents that are being delivered to you are extremely time sensitive. I urge you to review them at your earliest convenience. Please do not reply by e-mail to the Offer to Exchange. If you do not receive the exchange documentation within a week, or if you have questions relating to the offer after you receive your documents by mail, please contact Diane Brown by telephone: (978) 964-2074, facsimile: (978) 964-2650 or email: dbrown@avici.com.

                                          Paul F. Brauneis,
                                          Chief Financial Officer and
                                          Senior Vice President of Finance and
                                           Administration